                     INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our reports dated November 3, 2000 and 1999 on the financial statements of Great Expectations, Inc.
included in and made part of the registration statement of Great
Expectations, Inc. dated January 16, 2001.

January 16, 2001

/s/ Tannenbaum & Company, P.C.
     Certified Public Accountant